Exhibit 10.5
BIG LOTS 2005 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

Grantee:

Grant Date:

Restricted Stock[1]:
In accordance with the terms of the Big Lots 2005 Long-Term Incentive Plan, as may be amended (“Plan”), this Restricted Stock Award Agreement (“Agreement”) is entered into as of the Grant Date by and between you, the Grantee, and Big Lots, Inc., an Ohio corporation (“Company”), in connection with the Company’s grant of the Restricted Stock to you. The Restricted Stock is subject to the terms and conditions of this Agreement and the Plan.
This Agreement describes the Restricted Stock you have been granted and the conditions that must be met before you may receive the Restricted Stock. To ensure that you fully understand these terms and conditions, you should carefully read the Plan and this Agreement.
Description of the Restricted Stock
The Restricted Stock is the Company’s common shares that you will own after the Restricted Stock vests (i.e., all restrictions lapse) and you comply with the terms of this Agreement and the Plan. However, you will forfeit any rights to the Restricted Stock (i.e., they will not be transferred to you) to the extent you do not comply with the terms of this Agreement and the Plan.
No portion of the Restricted Stock that has not vested may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.
Vesting of the Restricted Stock
If (i) you are continuously employed by the Company from the Grant Date, (ii) the First Trigger, as defined in Exhibit A, is met during your continuous employment, and (iii) one of the events described below occurs after the First Trigger is met and during your continuous employment, then your Restricted Stock will vest and will be transferred to you without restriction to the extent and upon the earlier occurrence of the following:
A.	If the Second Trigger, as defined in Exhibit A, is met, all of your Restricted Stock will vest on the first day of the Company’s trading window first following the filing of the Company’s Form 10-K with the United States Securities and Exchange Commission (“Form 10-K”) for the fiscal year in which the Second Trigger was met. Note that the First Trigger and Second Trigger may be met in the same fiscal year.

B.	If you die or become disabled, a fraction of your Restricted Stock will vest for each consecutive year of employment that you have completed with the Company, with such service period beginning with the Grant Date. Such fraction shall be the reciprocal of the Outside Date, as defined in Exhibit A (i.e., 1/(Outside Date). Note that if a portion of your Restricted Stock vests upon your death or disability, the later occurrence of any of other event will not cause the vesting of the remaining Restricted Stock.

[1]	Denotes the number of Big Lots, Inc. common shares, par value $0.01 per share, underlying the Restricted Stock Award.

C.	If events A or B above do not occur before the Outside Date, all of your Restricted Stock will vest on the first day of the Company’s first trading window following the Outside Date.
Subject to the terms of the Plan, if the First Trigger is not met before the Outside Date occurs, this Agreement will expire and all of your rights in the Restricted Stock will be forfeited.
Notwithstanding anything to the contrary, your Restricted Stock shall not vest before the first anniversary of the Grant Date. If the First Trigger is met and either event A or B above is also met before the first anniversary of the Grant Date, your Restricted Stock will vest on the first anniversary of the Grant Date.
Your Rights in the Restricted Stock
Until the restrictions and conditions described in this Agreement have been met or this Agreement expires, whichever occurs earlier, your Restricted Stock will be held in escrow. The Company will defer distribution of any dividends that are declared on your Restricted Stock until the Restricted Stock vests. These dividends will be distributed at the same time your Restricted Stock vests or will be forfeited if your Restricted Stock does not vest.
You may vote your Restricted Stock before all the terms and conditions described in this Agreement are met or until this Agreement expires, whichever occurs earlier. This is the case even though your Restricted Stock will not be distributed to you until the Restricted Stock vests.
Subject to the Company’s trading policies and applicable laws and regulations, after you become vested in any portion of your Restricted Stock, you shall be free to deal with and dispose of the vested Restricted Stock, and you may request the Company’s transfer agent to issue a certificate for such vested Restricted Stock in your name and free of any restrictions.
Tax Treatment of the Restricted Stock
You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Restricted Stock.
This brief discussion of the federal tax rules that affect your Restricted Stock is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the Grant Date. Section 13.4 of the Plan further describes the manner in which withholding may occur.
You are not required to pay income taxes on your Restricted Stock on the Grant Date. However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent your Restricted Stock vests. The amount of ordinary income you will recognize is the value of your Restricted Stock when it vests. Also, the Company is required to withhold taxes on this same amount. You may elect to allow the Company to withhold, upon the vesting of your Restricted Stock, from the common shares to be issued pursuant to your vested Restricted Stock a number of common shares with an aggregate Fair Market Value, as defined in the Plan, as of the date the withholding is effected, that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s tax withholding obligation. If you are at the Grant Date, or subsequently become, subject to the Company’s trading windows, you may only make this election during an open trading window. If you wish to make the withholding election permitted by this paragraph, you must give notice to the Company in the manner then prescribed by the Company.
Any appreciation of your Restricted Stock after it vests could be eligible to be taxed at capital gains rates when you sell the common shares. If your Restricted Stock does not vest, your Restricted Stock will expire and no taxes will be due.

Section 83(b) Election
Subject to Section 13.17 of the Plan, you shall have the right to make an election under Section 83(b) of the Internal Revenue Code with respect to your Restricted Stock.
General Terms and Conditions
Nothing contained in this Agreement obligates the Company or a subsidiary to continue to employ you in any capacity whatsoever or prohibits or restricts the Company or a subsidiary from terminating your employment at any time or for any reason whatsoever; and this Agreement does not in any way affect any employment agreement that you may have with the Company.
This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.
If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not effect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.
You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity.
Acceptance
By accepting your Restricted Stock, you agree that your Restricted Stock is granted under and is subject to the terms and conditions described in this Agreement and in the Plan, and you agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions arising under this Agreement or the Plan.

EXHIBIT A
As used in this Agreement, the following terms shall have the meanings set forth below:
Applicable Performance Criteria shall mean the greater of the Income Criteria Item or the Net Income Criteria Item; provided, however, that if none of performance criteria (A), (B) or (C) of the Income Criteria Item appear on the consolidated statements of operations included in the Form 10-K for the applicable fiscal year, then the Net Income Criteria Item, as its appears in the Form 10-K for the applicable fiscal year, shall be the Applicable Performance Criteria.
First Trigger shall mean the Company has earned at least           under the Applicable Performance Criteria for any fiscal year during the Restriction Period.
Income Criteria Item shall mean the greater of performance criteria (A), (B), or (C) below, with each adjusted to remove the effect of any Unusual or Non-recurring Event, Transaction, or Accrual Items:
(A)	Income (loss) per Common Share – diluted from continuing operations;

(B)	Income (loss) per Common Share – diluted from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); or

(C)	Income (loss) per Common Share – diluted before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be).
Net Income Criteria Item shall mean net income (loss) per Common Share – diluted adjusted to remove the effect of any Unusual or Non-recurring Event, Transaction, or Accrual Items.
Outside Date shall mean the           anniversary of the date upon which the Restricted Stock Award was granted to the Participant.
Restriction Period shall mean the period commencing on Grant Date and continuing until the Outside Date.
Second Trigger shall mean the Company has earned at least           under the Applicable Performance Criteria for any fiscal year during the Restriction Period.
Unusual or Non-recurring Event, Transaction or Accrual Items shall mean any of the following items:
(A)	Asset impairments as described in SFAS No. 144, as amended, revised or superseded;

(B)	Merger integration costs;

(C)	Merger transaction costs;

(D)	Any profit or loss attributable to a reportable segment as described by SFAS No. 131, as amended, revised or superseded or an entity or entities acquired during the period of service to which the performance criteria relates;

(E)	Tax settlements charges;

(F)	Any extraordinary item, event or transaction as described in Accounting Principles Board Opinion (“APB”) No. 30, as amended, revised or superseded;

(G)	Any unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in APB No. 30, as amended, revised or superseded;

(H)	Any other non-recurring items or other non-GAAP financial measures (not otherwise listed);

(I)	Unrealized gains or losses on investments in debt and equity securities as described in SFAS No. 115, as amended, revised or superseded; or

(J)	Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in SFAS No. 133, as amended, revised or superseded.

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